Exhibit 99.1

July 30, 2020	For More Information Contact:
For Immediate Release	Jay McConie, EVP and CFO
(516) 671-4900, Ext. 7404

THE FIRST OF LONG ISLAND CORPORATION

REPORTS EARNINGS FOR THE SECOND QUARTER OF 2020

Glen Head, New York, July 30, 2020 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC), the parent company of The First National Bank of Long Island, reported net income and earnings per share for the three and six months ended June 30, 2020.  In the highlights that follow, all comparisons are of the current three or six-month period to the same period last year unless otherwise indicated.

SECOND QUARTER HIGHLIGHTS

•	Net Income and EPS were $10.8 million and $.45, respectively, compared to $10.7 million and $.43
•	ROA and ROE were 1.02% and 11.30%, respectively, compared to 1.02% and 11.00%
•	Net interest margin was 2.64% versus 2.58%
•	Cost of interest-bearing deposits declined 51 basis points to .96% and cost of interest-bearing liabilities declined 43 basis points to 1.14%
•	Cash Dividends Per Share increased 5.9% to $.18 from $.17
•	Provided $621 million in loan modifications and originated $171 million in SBA Paycheck Protection Program (“PPP”) loans in support of customers during the pandemic
•	Effective Tax Rate was 16.8% versus 16.0%

SIX MONTH HIGHLIGHTS

•	Net Income and EPS were $19.9 million and $.83, respectively, compared to $21.6 million and $.86
•	ROA and ROE were .96% and 10.34%, respectively, compared to 1.03% and 11.15%
•	Net interest margin was 2.63% versus 2.57%
•	Effective Tax Rate was 16.1% versus 16.9%

Analysis of Earnings – Six Months Ended June 30, 2020

Net income for the first six months of 2020 was $19.9 million, a decrease of $1.7 million, or 7.8%, versus the same period last year.  The decrease is due to increases in the provision for credit losses of $2.5 million and noninterest expense of $607,000, or 2.0%.  These items were partially offset by increases in net interest income of $405,000, or .8%, and noninterest income of $428,000, or 8.3%, and a decrease in income tax expense of $581,000.

The increase in net interest income is mainly attributable to a reduction in deposit rates in response to decreases in the Federal Funds Target Rate and a very low interest rate environment.  The cost of savings, NOW and money market deposits declined 28 basis points to .78% and the cost of interest-bearing liabilities declined 26 basis points to 1.30%.  These decreases far outpaced the 10 basis point decline in yield on securities and loans which are generally not subject to immediate repricing with changes in market interest rates.  The increase in net interest income was also attributable to income from SBA PPP loans of $896,000 and a favorable shift in the mix of funding as an increase in average checking deposits of $81.9 million and a decline in average interest-bearing liabilities of $158.1 million resulted in average checking deposits comprising a larger portion of total funding.  The increase in average checking deposits is mainly attributable to the SBA PPP.

The decline in yield on securities and loans was mainly attributable to an increase in prepayment speeds and lower yields available on securities purchases and loan originations.  The economic impact of the COVID-19 pandemic (“pandemic”) has slowed loan and overall balance sheet growth.  The average balance of loans decreased $77.8 million, or 2.4%, and the average balance of investment securities declined $64.3 million, or 8.2%.  The average balance of loans includes $62.7 million of SBA PPP loans at a weighted average yield of 2.9% for the current six-month period.  The pandemic and measures taken to contain it significantly disrupted economic activity in our area, causing businesses and schools to close and an increase in unemployment.  These disruptions made it difficult to solicit new business, analyze the financial impact on new and existing customers and grow our loan pipeline.  The pandemic was largely responsible for a mortgage loan pipeline at quarter end of $39 million and an increase in average interest-earning bank balances of $66.6 million.

Net interest margin for the second quarter and first six months of 2020 was 2.64% and 2.63%, respectively, each increasing 6 basis points over the comparable periods of 2019.  The increases were mainly attributable to our ability to reduce the rates paid on interest-bearing deposits faster than our interest-earning assets repriced downward as a significant portion of our municipal bond and mortgage loan portfolios have fixed rates.

The provision for credit losses was $2.5 million for the first six months of 2020 on a current expected credit loss (“CECL”) basis as compared to a credit provision of ($35,000) for the 2019 period on an incurred loss basis.  The $2.5 million provision for the current six-month period was largely attributable to the pandemic and includes $4.2 million to reflect current and forecasted economic conditions and $576,000 for net chargeoffs, partially offset by a  decline in outstanding residential and commercial mortgage loans and lower historical loss rates.  The credit provision of ($35,000) for the 2019 period was driven mainly by declines in outstanding loans and historical loss rates partially offset by net chargeoffs.

The increase in noninterest income of $428,000 is primarily attributable to an increase in the non-service components of the Bank’s defined benefit pension plan of $523,000.  Management remains focused on revenue enhancement initiatives; however, the pandemic is negatively affecting most categories of noninterest income.

The increase in noninterest expense of $607,000 includes approximately $300,000 of expense attributable to the pandemic and $128,000 of severance charges related to the pending closure and consolidation of three branches.  Pandemic expenses include branch and office sanitizing expenses, cleaning and safety equipment, IT-related expenditures and special staff bonuses in recognition of COVID-19 work-related challenges and the SBA PPP.  Other factors which increased noninterest expense include higher salaries, employee benefits and equity compensation expense mainly related to hiring a  middle market lending team, salary adjustments and the immediate vesting of stock awards granted to directors in the second quarter of 2020.  These expenses were partially offset by decreases in FDIC insurance expense of $413,000 and marketing expense of $210,000.  The decrease in FDIC insurance expense was due to assessment credits received by the Bank which are now fully utilized.

The decrease in income tax expense of $581,000 is primarily attributable to lower pretax earnings in the current six-month period as compared to the 2019 period and a decline in the effective tax rate to 16.1%.

Analysis of Earnings – Second Quarter 2020 Versus Second Quarter 2019

Net income for the second quarter of 2020 of $10.8 million was relatively unchanged from the comparable period of 2019.  Earnings for the second quarter include an increase in net interest income of $829,000 and a decrease in the provision for credit losses of $330,000.  Substantially offsetting these items were increases in noninterest expense and income tax expense of $884,000 and $114,000, respectively, and a decline in service charges on deposit accounts of $161,000 due to the pandemic.  The increase in net interest income occurred for substantially the same reasons discussed above with respect to the six-month periods.  The provision for credit losses was $92,000 for the current quarter on a CECL basis.  The $92,000 provision was mainly attributable to the pandemic and includes $1.5 million to reflect current and forecasted economic conditions and $146,000 for net chargeoffs, partially offset by a decline in outstanding residential and commercial mortgage loans and lower historical loss rates.  The increase in noninterest expense was primarily attributable to the items discussed above with respect to the six-month periods.  The increase in income tax expense reflects higher pretax earnings in the current quarter and an increase in the effective tax rate to 16.8%.

Analysis of Earnings – Second Quarter Versus First Quarter 2020

Net income for the second quarter of 2020 increased $1.6 million from $9.1 million earned in the first quarter.  The increase is primarily attributable to an increase in net interest income of $1.1 million and a decrease in the provision for credit losses of $2.3 million.  Partially offsetting these items were a decrease in service charges on deposit accounts of $368,000 due to the pandemic and increases in salaries, employee benefits and equity compensation expense of $912,000 and income tax expense of $528,000.  The increase in net interest income occurred for substantially the same reasons discussed above with respect to the six-month periods.  The decrease in the provision for credit losses reflects lower charges for current and forecasted economic conditions in the second quarter as a substantial portion of the estimated negative impact of the pandemic was recorded in the first quarter, a larger decline in outstanding residential and commercial mortgage loans in the second quarter and higher net chargeoffs in the first quarter.  The increase in salaries, employee benefits and equity compensation expense includes the aforementioned special staff bonuses, severance charges and a  charge for stock awards granted to directors.  The increase in income tax expense reflects higher pretax earnings in the current quarter and an increase in the effective tax rate.

Asset Quality

The Bank’s allowance for credit losses to total loans (reserve coverage ratio) was 1.01% at January 1, 2020 on a CECL basis, 1.09% at March 31, 2020 and 1.08% at June 30, 2020.  The reserve coverage ratio increased 8 basis points during the first quarter and, excluding Federally-guaranteed SBA PPP loans, increased 4 basis points during the second quarter to 1.13% at June 30, 2020.  The lower increase in the reserve coverage ratio in the second quarter reflects lower charges for current and forecasted economic conditions as a substantial portion of the estimated negative impact of the pandemic was recorded in the first quarter.  The January 1, 2020 implementation of CECL increased the reserve coverage ratio 9 basis points from .92% at December 31, 2019 on an incurred loss basis.

Nonaccrual loans, troubled debt restructurings and loans past due 30 through 89 days all remain at low levels.  Nonaccrual loans increased slightly by $2.1 million during the second quarter with the increase unrelated to the pandemic or loan modifications.

Loan Modifications

During the second quarter, the Bank entered into $621 million of loan modifications on 775 loans.  These modifications were done to support borrowers experiencing financial disruption and economic hardship as a result of the pandemic.  Loan modifications were evaluated on a case-by-case basis for borrowers that were current as to principal and interest and were not in default prior to the pandemic.  Modifications outstanding as of June 30, 2020 are as follows:

			Outstanding	Accrued
Type of Modification	Number of Loans	Type of Loans	Loan Balance	Interest

3 Month Deferral of	274	Small Business	$23 million	$94,000
Principal

3 Month Deferral of	284	Residential Mortgages	163 million	1.4 million
Principal and Interest	189	Commercial Mortgages	423 million	4.5 million
	28	Mainly C&I	12 million	161,000

Accrued interest on loan modifications of $6.2 million is included in interest income for the  six months ended June 30, 2020 and is a component of other assets on the balance sheet.

As of July 27, 2020, approximately $217 million of loan modifications came due with $189 million, or 87%, making their scheduled payment, $16 million requesting and receiving a further deferral of principal and interest and the remaining $12 million making only a partial payment or no payment at all.

Second deferrals of principal and interest for up to an additional three months  are considered for certain borrowers that continue to experience a significant reduction in income or liquidity as a result of the pandemic.  Payments on all modified loans are scheduled to commence on or before October 1, 2020.  Management is carefully monitoring the payment status of modified loans and the extent such loans become past due or are in default under their modified terms.

Modified residential and commercial mortgage loans are secured by first liens on underlying real estate, substantially all of which is in the New York City (“NYC”) metropolitan area.  Such residential and commercial mortgage loans have median original loan-to-value ratios of 64% and 58%, respectively.  Concentrations of commercial mortgage loans are as follows:

By Location:			By Property Type:

	Number	Balance at		Number	Balance at
County	of Loans	6/30/20	Type	of Loans	6/30/20

Suffolk	50	$97 million	Multifamily	79	$206 million
Bronx	27	90 million	Retail	40	100 million
Kings	29	62 million	Office	20	64 million
New York	19	49 million	Mixed Use	27	23 million
Nassau	38	46 million
Queens	13	34 million

Loans to borrowers in the hospitality industry, such as hotels and restaurants, are not significant.

Modified loans present an elevated level of credit risk to the Bank because they involve borrowers adversely affected by the pandemic.  Such modifications could result in a higher level of nonaccrual loans, reversal of accrued interest and loan chargeoffs in the future which could have a material negative effect on earnings.

Capital

The Corporation adopted the Community Bank Leverage Ratio framework in 2020. The Corporation’s Leverage Ratio was approximately 9.3% at June 30, 2020.  The Corporation’s balance sheet remains positioned for lending and growth.

Serving Customers

The Bank remains focused on serving customers during the pandemic.  Our employees have been heroic in their efforts to assist customers especially during periods of limited branch access, split shifts and working remotely.  Loan modifications and lending under the SBA’s PPP provide support to customers adversely affected by the economic downturn.  We maintain open communication with customers, provide ready access to deposits through our branch network, ATMs and digital offerings and processed daily transactions such as deposits and fund transfers.

The Bank’s participation in the SBA’s PPP for small business customers began in the second quarter of 2020 and includes 687 loans with a carrying value of $166 million as of June 30, 2020.  PPP loans have a 1% rate of interest and 2-year term with fees paid to the Bank by the SBA ranging from 1% to 5% of each loan depending on the loan amount.  Fees are amortized as a yield adjustment over the expected life of the loans.  PPP loans are 100% guaranteed by the SBA.

The Bank’s strong capital and liquidity positions, branch network, lending and deposit platforms and focus on internal controls and cybersecurity provide a solid foundation for serving customers during these challenging times.  Our liquidity position is monitored daily and remains strong and stable.  The Bank maintains a series of operating, health and safety protocols through a pandemic committee to ensure business continuity and protect customers and employees.  As the severity of the pandemic has subsided in the NYC metropolitan area, which is the main market the Bank serves, our branches returned to their traditional service model including hours and methods of operating and staffing, and back office personnel returned to the office.

Key Initiatives and Challenges We Face

The Bank’s strategy is focused on increasing shareholder value through loan and deposit growth, the maintenance of strong credit quality, a strong efficiency ratio and an optimal amount of capital.  Key strategic initiatives in 2020 include enhancing our brand, highlighting our digital offerings, refining our branch strategy, building on our relationship banking business and growing fee income.  These initiatives are being negatively impacted by the pandemic.

Notwithstanding the actions taken to mitigate the impact on earnings of the current interest rate and economic environment, net interest income, net interest margin, earnings, profitability metrics and ability to grow remain under pressure.  These items could be negatively impacted by yield curve inversion, low yields available on loans and securities and potential credit losses arising from weak economic conditions and loan modifications.  In addition, during the fourth quarters of 2020 and 2021, corporate bonds with current fair values of $77.6 million and $28.6 million, respectively, and a fixed rate yield of 5.14% will begin to reprice on a quarterly basis to a floating rate.  At current rates, the weighted average floating rate yield would be approximately .77%.

The pandemic continues to create substantial challenges for the Bank and its customers.  Normal business activity in the NYC metropolitan area was significantly disrupted for an extended period of time due to government mandated business and school closures and stay-at-home orders to protect public health.  As a result, many of the Bank’s customers, which include small and medium-sized businesses, professionals, consumers, municipalities and other organizations, experienced a significant decline in, or complete discontinuance of, business activity, earnings and cash flow.  Although the local economy is slowly reopening, the full impact of the pandemic on the Bank is beyond the Bank’s current knowledge and will ultimately be determined by the pace at which economic activity rebounds and the extent to which the economy recovers from the high level of unemployment and business disruption.

Forward Looking Information

This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934.  Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe” or “anticipate”.  The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in interest rates; deposit flows and the cost of funds; demand for loan products; competition; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; and other factors discussed in the “risk factors” section of the Corporation’s filings with the Securities and Exchange Commission (“SEC”).  In addition, the pandemic is having an adverse impact on the Corporation, its customers and the communities it serves.  The adverse effect of the pandemic on the Corporation, its customers and the communities where it operates may adversely affect the Corporation’s business, results of operations and financial condition for an indefinite period of time.  The forward-looking statements are made as of the date of this press release, and the Corporation assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

For more detailed financial information please see the Corporation’s quarterly report on Form 10-Q for the quarter ended June 30, 2020.  The Form 10-Q will be available through the Bank’s website at www.fnbli.com on or about August 6, 2020, when it is electronically filed with the SEC. Our SEC filings are also available on the SEC’s website at www.sec.gov.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	6/30/20	12/31/19
	(dollars in thousands)
Assets:
Cash and cash equivalents	$173,740	$38,968
Investment securities available-for-sale, at fair value	748,032	697,544

Loans:
Commercial and industrial	104,673	103,879
SBA Paycheck Protection Program	165,704	—
Secured by real estate:
Commercial mortgages	1,351,542	1,401,289
Residential mortgages	1,470,181	1,621,419
Home equity lines	58,945	59,231
Consumer and other	1,416	2,431
	3,152,461	3,188,249
Allowance for credit losses	(34,051)	(29,289)
	3,118,410	3,158,960

Restricted stock, at cost	29,543	30,899
Bank premises and equipment, net	39,463	40,017
Right of use asset - operating leases	13,675	14,343
Bank-owned life insurance	84,251	83,119
Pension plan assets, net	18,407	18,275
Deferred income tax benefit	3,856	317
Other assets	18,951	15,401
	$4,248,328	$4,097,843
Liabilities:
Deposits:
Checking	$1,152,945	$911,978
Savings, NOW and money market	1,701,266	1,720,599
Time, $100,000 and over	213,262	242,359
Time, other	255,449	269,080
	3,322,922	3,144,016

Short-term borrowings	60,019	190,710
Long-term debt	439,972	337,472
Operating lease liability	14,561	15,220
Accrued expenses and other liabilities	21,116	21,317
	3,858,590	3,708,735
Stockholders' Equity:
Common stock, par value $.10 per share:
Authorized, 80,000,000 shares;
Issued and outstanding, 23,848,626 and 23,934,632 shares	2,385	2,393
Surplus	106,047	111,744
Retained earnings	283,379	274,376
	391,811	388,513
Accumulated other comprehensive income (loss), net of tax	(2,073)	595
	389,738	389,108
	$4,248,328	$4,097,843

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Six Months Ended		Three Months Ended
	6/30/20	6/30/19	6/30/20	6/30/19
	(dollars in thousands)
Interest and dividend income:
Loans	$56,888	$59,029	$27,957	$29,613
Investment securities:
Taxable	6,749	7,968	3,323	3,923
Nontaxable	5,066	6,046	2,501	2,954
	68,703	73,043	33,781	36,490
Interest expense:
Savings, NOW and money market deposits	6,639	8,841	2,359	4,841
Time deposits	5,928	7,331	2,886	3,933
Short-term borrowings	885	2,507	266	542
Long-term debt	4,157	3,675	2,162	1,895
	17,609	22,354	7,673	11,211
Net interest income	51,094	50,689	26,108	25,279
Provision (credit) for credit losses	2,450	(35)	92	422
Net interest income after provision (credit) for credit losses	48,644	50,724	26,016	24,857

Noninterest income:
Investment Management Division income	1,067	998	519	517
Service charges on deposit accounts	1,606	1,485	619	780
Other	2,916	2,678	1,433	1,420
	5,589	5,161	2,571	2,717
Noninterest expense:
Salaries and employee benefits	18,913	17,981	9,639	8,723
Occupancy and equipment	6,133	5,840	3,061	2,903
Other	5,472	6,090	2,960	3,150
	30,518	29,911	15,660	14,776
Income before income taxes	23,715	25,974	12,927	12,798
Income tax expense	3,808	4,389	2,168	2,054
Net income	$19,907	$21,585	$10,759	$10,744

Share and Per Share Data:
Weighted Average Common Shares	23,871,245	25,051,412	23,838,224	24,821,026
Dilutive stock options and restricted stock units	39,135	169,048	23,638	181,751
	23,910,380	25,220,460	23,861,862	25,002,777

Basic EPS	$0.83	$0.86	$0.45	$0.43
Diluted EPS	$0.83	$0.86	$0.45	$0.43
Cash Dividends Declared per share	$0.36	$0.34	$0.18	$0.17

FINANCIAL RATIOS
(Unaudited)
ROA	0.96%	1.03%	1.02%	1.02%
ROE	10.34%	11.15%	11.30%	11.00%
Net Interest Margin	2.63%	2.57%	2.64%	2.58%
Dividend Payout Ratio	43.37%	39.53%	40.00%	39.53%

PROBLEM AND POTENTIAL PROBLEM LOANS AND ASSETS

(Unaudited)

	6/30/20		12/31/19
	(dollars in thousands)

Loans, excluding troubled debt restructurings:
Past due 30 through 89 days	$610		$2,928
Past due 90 days or more and still accruing	—		—
Nonaccrual	6,964		423
	7,574		3,351
Troubled debt restructurings:
Performing according to their modified terms	1,346		1,070
Past due 30 through 89 days	—		—
Past due 90 days or more and still accruing	—		—
Nonaccrual	—		465
	1,346		1,535
Total past due, nonaccrual and restructured loans:
Restructured and performing according to their modified terms	1,346		1,070
Past due 30 through 89 days	610		2,928
Past due 90 days or more and still accruing	—		—
Nonaccrual	6,964		888
	8,920		4,886
Other real estate owned	—		—
	$8,920		$4,886

Allowance for credit losses	$34,051		$29,289
Allowance for credit losses as a percentage of total loans	1.08%		.92%
Allowance for credit losses as a multiple of nonaccrual loans	4.9	x	33.0	x

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL

(Unaudited)

	Six Months Ended June 30,
	2020			2019
	Average	Interest/	Average	Average	Interest/	Average
(dollars in thousands)	Balance	Dividends	Rate	Balance	Dividends	Rate
Assets:
Interest-earning bank balances	$91,821	$120.26%		$25,253	$300	2.40%
Investment securities:
Taxable	344,932	6,629	3.84	368,572	7,668	4.16
Nontaxable (1)	375,326	6,412	3.42	416,006	7,653	3.68
Loans (1)	3,170,449	56,891	3.59	3,248,214	59,032	3.63
Total interest-earning assets	3,982,528	70,052	3.52	4,058,045	74,653	3.68
Allowance for credit losses	(33,115)			(30,501)
Net interest-earning assets	3,949,413			4,027,544
Cash and due from banks	32,925			36,252
Premises and equipment, net	39,814			41,217
Other assets	134,421			128,493
	$4,156,573			$4,233,506
Liabilities and Stockholders' Equity:
Savings, NOW & money market deposits	$1,704,484	6,639.78		$1,685,467	8,841	1.06
Time deposits	503,364	5,928	2.37	637,630	7,331	2.32
Total interest-bearing deposits	2,207,848	12,567	1.14	2,323,097	16,172	1.40
Short-term borrowings	92,235	885	1.93	196,481	2,507	2.57
Long-term debt	423,846	4,157	1.97	362,461	3,675	2.04
Total interest-bearing liabilities	2,723,929	17,609	1.30	2,882,039	22,354	1.56
Checking deposits	1,013,832			931,942
Other liabilities	31,819			29,233
	3,769,580			3,843,214
Stockholders' equity	386,993			390,292
	$4,156,573			$4,233,506

Net interest income (1)		$52,443			$52,299
Net interest spread (1)			2.22%			2.12%
Net interest margin (1)			2.63%			2.57%

(1) Tax-equivalent basis. Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to federal income taxes yielding the same after-tax income. The tax-equivalent amount of $1.00 of nontaxable income was $1.27 for each period presented using the statutory federal income tax rate of 21%.

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL

(Unaudited)

	Three Months Ended June 30,
	2020			2019
(dollars in thousands)	Average Balance	Interest/ Dividends	Average Rate	Average Balance	Interest/ Dividends	Average Rate
Assets:
Interest-earning bank balances	$153,565	$38	0.10%	$25,701	$154	2.40%
Investment securities:
Taxable	347,202	3,285	3.78	363,080	3,769	4.15
Nontaxable (1)	370,479	3,165	3.42	413,145	3,738	3.62
Loans (1)	3,181,365	27,958	3.52	3,234,861	29,615	3.66
Total interest-earning assets	4,052,611	34,446	3.40	4,036,787	37,276	3.69
Allowance for credit losses	(34,119)			(30,114)
Net interest-earning assets	4,018,492			4,006,673
Cash and due from banks	31,488			35,834
Premises and equipment, net	39,696			41,125
Other assets	139,330			127,614
	$4,229,006			$4,211,246

Liabilities and Stockholders' Equity:
Savings, NOW & money market deposits	$1,698,207	2,359.56		$1,728,112	4,841	1.12
Time deposits	496,691	2,886	2.34	668,217	3,933	2.36
Total interest-bearing deposits	2,194,898	5,245.96		2,396,329	8,774	1.47
Short-term borrowings	61,133	266	1.75	92,475	542	2.35
Long-term debt	448,351	2,162	1.94	369,142	1,895	2.06
Total interest-bearing liabilities	2,704,382	7,673	1.14	2,857,946	11,211	1.57
Checking deposits	1,109,620			932,256
Other liabilities	32,179			29,398
	3,846,181			3,819,600
Stockholders' equity	382,825			391,646
	$4,229,006			$4,211,246
Net interest income (1)		$26,773			$26,065
Net interest spread (1)			2.26%			2.12%
Net interest margin (1)			2.64%			2.58%

(1) Tax-equivalent basis. Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to federal income taxes yielding the same after-tax income. The tax-equivalent amount of $1.00 of nontaxable income was $1.27 for each period presented using the statutory federal income tax rate of 21%.